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Title: ALFA-BANK - Exchange Offer and Consent Solicitation

1 July 2009 - Closed Joint-Stock Company "ALFA-BANK" (the "Bank") (on behalf of Ukraine Issuance plc and Emerging Markets Structured Products B.V.) has today announced commencement of an Exchange Offer and Consent Solicitation (each such invitation, an "Offer" and, together, the "Offers") for any and all of the (i) US$345,000,000 9.75% Loan Participation Notes due 2009 (the "2009 Notes"); (ii) US$450,000,000 9.25% Loan Participation Notes due 2010 (the "2010 Notes"); and
(iii) US$250,000,000 12.00% Loan Participation Notes due 2011 (the "2011 Notes", and together with the 2009 Notes and the 2010 Notes, the "Existing Notes"), for US$ Denominated 13.00% Amortising Loan Participation Notes due 2012 (the "New Notes") to be issued by Ukraine Issuance plc and cash.

The exchange consideration that each holder of (i) the 2009 Notes and 2010 Notes who elects to participate in the Exchange Offer prior to the Early Exchange Deadline, and (ii) the 2011 Notes who elects to participate in the Exchange Offer prior to the 2011 Expiration Deadline, will receive is as follows:

2009 Notes - for every US$1,000 of 2009 Notes: (i) a cash amount of US$270 and
(ii) US$730 principal amount of New Notes;

2010 Notes - for every US$1,000 of 2010 Notes: (i) a cash amount of US$150 and
(ii) US$850 principal amount of New Notes; and

2011 Notes - for every US$1,000 of 2011 Notes: (i) a cash amount of US$270 and
(ii) US$730 principal amount of New Notes.

Concurrently the Bank is soliciting consents from Noteholders to make certain amendments to the terms and conditions of each of the series of Existing Notes allowing it to (a) insert an option into each series of Existing Notes to call the Existing Notes and exchange them for New Notes, with respect to the 2009 Notes and 2010 Notes, and a combination of cash and New Notes, with respect to the 2011 Notes and (b) remove a noteholder put option in respect of the 2011 Notes. Noteholders who exchange their Existing Notes after the Early Exchange Deadline but prior to Expiration, where applicable, or who are obliged to exchange their Existing Notes following exercise of the call option (assuming the proposed amendments are approved), will receive the following:

2009 Notes - for every US$1,000 of 2009 Notes: US$1,000 principal amount of New Notes;

2010 Notes - for every US$1,000 of 2010 Notes: US$1,000 principal amount of New Notes; and

2011 Notes - for every US$1,000 of 2011 Notes: (i) a cash amount of US$100 and
(ii) US$900 principal amount of New Notes.

Key terms of the New Notes are as follows:

Coupon: 13.00% payable quarterly

Maturity: August 2012 (three years from the issue date of the first New Notes issued)

Average Life: Two years

Amortisation Schedule: equal quarterly principal instalments until 2012 commencing one year after the first coupon payment

Minimum Denominations: US$100,000 + US$1,000

The Early Exchange Deadlines for the 2009 Notes and 2010 Notes is at 4:00 p.m. on Tuesday, 14 July 2009. The Offers for the 2009 Notes and 2010 Notes expire at
4.00 p.m. on Tuesday, 21 July 2009. The Offer for the 2011 Notes expires at 4.00 p.m. on Tuesday, 14 July 2009. There is no early exchange deadline for the 2011 Notes. The Noteholder Meeting for the 2011 Notes is on Thursday, 16 July 2009.The Noteholder Meetings for the 2009 Notes and 2010 Notes are on Thursday, 23 July 2009. Settlement is expected to occur no later than the 10 Business Days after the applicable Exchange Offer and/or Proposed Amendments in respect of the applicable series of Existing Notes have been approved.

To participate in the Exchange Offer, a Noteholder must validly offer for exchange sufficient Existing Notes such that the portion of the exchange consideration to be received by such Noteholder in the form of New Notes is equal to, or greater than $100,000.

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The New Notes have not been and will not be registered under the U.S. Securities
Act of 1933 (the "Securities Act") and will be offered in the United States solely to holders of Existing Notes pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

Capitalised terms used and not otherwise defined in this announcement have the same meanings given in the Exchange Offer and Consent Solicitation Memorandum. The Exchange Offer is not being made in Australia, Canada, Japan, the Republic of Italy or any other jurisdiction in which the making of an offer would not be in compliance with the laws or regulations of such jurisdiction.

Requests for information in relation to the Offers should be directed to the dealer managers:

HSBC Bank plc: +1 888 HSBC 4LM (Toll-Free) / +1 212 525 5552 (Call Collect) (New
York) / +44 20 7991 5874 / liability.management@hsbcib.com

UBS Limited: +44 20 7567 0525 / mark-t.watkins@ubs.com

Requests for information in relation to the procedures for participating in the Offers and for any documents or materials relating to the Offers should be directed to the Exchange and Tabulation Agent:

Lucid Issuer Services Limited:   +44 20 7704 0880/ abu@lucid-is.com
                                 Attn: Sunjeeve Patel / Yves Theis